Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q1 2025
May 1, 2025

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s first quarter 2025 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the quarterly investor slides, which are accessible on our investor relations website at www.trin.net. These slides are under the Events and Presentations portion of the website, along with the First Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on May 8, 2025. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone. Before we begin with financial and operational results, I would like to congratulate our Jonesboro maintenance facility on achieving a significant milestone in March. This facility has gone five years without a lost time incident. Safety is a core value at Trinity, and this achievement is certainly worth acknowledging.
As you may have heard from other companies this earnings cycle, 2025 is a year of uncertainty. While we are not immune to the current macroeconomic challenges, we are operating with agility and adaptability to respond to customers and market conditions appropriately. The railcar manufacturing industry has always had a cyclical element to it, and while we continue to believe the fundamentals of the industry have changed and this cycle is being led by the replacement-level demand, the current environment gives us the opportunity to prove the resiliency of our platform.

In the first quarter, GAAP earnings per share for Trinity Industries were $0.29 on revenues of $585 million. Our work to lower the breakeven on our railcars and improve the Rail Products Group margins through the cycle is reflected in this environment. Despite 38% fewer external deliveries year-over-year, our EPS was only down 12%, highlighting the strength and resilience of our platform. I am proud of our team for that work. Furthermore, our last twelve months Adjusted Return on Equity was 14.2%, showing we continue efficiently deploying our capital to generate returns.
The current environment will benefit our lease fleet of 144,000 owned and managed railcars. Our customers need the railcars they have in their fleets, and higher costs and interest rates have been and continue to support lease rate expansion, improving our business’s overall returns. The forward-looking metrics for our lease fleet remain favorable, with fleet utilization at 96.8% and our Future Lease Rate Differential, or FLRD, at 17.9%.
In summary, we expect macroeconomic forces in 2025 to have some effect on us – whether through inflation, recession, or other economic conditions – but we also expect to continue to be opportunistic as a railcar lessor, disciplined as a railcar builder, and innovative with our customers.
Market Update
Moving to a market update, market uncertainty in the first quarter continued to slow conversions of inquiries to orders. Inquiry levels at the beginning of 2025 were the highest they have been in several years, but customers are taking longer to make capital decisions. We think industrial production is the best predictor of growth for our business, and while macro sentiment and confidence are trending negatively due to market uncertainty, industrial production remains positive. Over the next several quarters, decisions by our customers for new railcar orders will allow us to manage our production lines efficiently.
Our current expectations for industry railcar deliveries this year are 28,000 to 33,000 railcars. While we cannot control the volatility in the current market, as an organization we are focused on making prudent decisions to support the long-term investment in our fleet and growth of our business. Currently, we expect minimal direct cost pressures from current policy proposals. However, we have seen an impact to demand and, subsequently, revenue.
Based on industry data, we saw the North American railcar fleet contract for the first time in about two years. This is further evidence that builders and lessors are remaining disciplined, limiting speculative purchases and responding to replacement needs. We did see attrition outpace deliveries in Q1, and we would expect that to continue as long as customers delay buying decisions.

Railcar activity stepped up in March with less than 19% of the fleet in storage. The relatively low level of railcars in storage is consistent with the healthy fleet utilization and renewal rate increases we have sustained.
Segment Performance
I would now like to provide some segment highlights for the quarter, beginning with the Railcar Leasing and Services segment, which includes our leasing, maintenance, and digital and logistics services businesses.
Leasing and Services
As noted at the top of the call, our leasing business continues to perform at or above our expectations. Our FLRD has been double-digit positive for twelve quarters, and in that time, we have repriced about 58% of our fleet. In the first quarter, renewal lease rates were 29.5% above expiring rates, and fleet utilization remained favorable at nearly 97% with a renewal success rate of 75%, demonstrating that customers are holding onto their existing equipment, and we continue to renew leases upward to market rates. We expect these positive trends to continue as lower railcar deliveries this year continues driving tightness in the market.
Looking at first quarter results, revenues were flat year over year as higher lease rates were partially offset by a lower volume of external repairs. Furthermore, weather impacted our first quarter results for the maintenance business with lost weeks in January and February. We are also in a heavy tank car compliance year, which increases maintenance costs to our fleet. In summary, leasing segment operating margin was up year over year due to higher lease rates and higher gains on lease portfolio sales, partially offset by a lower volume of external repairs in our maintenance services business.
In the quarter, we completed $34 million of lease portfolio sales and achieved gains of $6 million. Our quarterly net lease fleet investment was $87 million, in line with our full year guidance.
The hard assets of our leasing business provide stable returns, which makes for a compelling investment thesis in an uncertain market.
Rail Products
Moving to the Rail Products Group, which includes our railcar manufacturing and our railcar parts businesses, our results in this segment reflect the current operating environment. We delivered 3,060 new railcars in the quarter and received orders for 695 railcars, evidence of the delayed investment decisions I have previously acknowledged and the lumpiness of orders quarter to quarter. As a result, quarterly revenue was down due to lower deliveries. Operating margin of 6.2% is down both sequentially and year over year. This margin includes costs associated with workforce rationalization.
Our backlog at the end of the quarter was $1.9 billion, and we have seen order activity improve in the second quarter.
Conclusion
In a few minutes, Eric will provide updated guidance for the full year, but I want to acknowledge our guidance assumes that some of the inquiries we are seeing begin to convert to orders in the next few months, which will allow us to efficiently run our production lines.
We believe in the power of our leasing business and in the competitive and economic advantages our manufacturing and services businesses give to our lease fleet. Although short-term volatility is outside our control, we are focused on making decisions that support the generation of long-term economic value. I’ll now turn the call over to Eric to talk through financial results, as well as our updated guidance for 2025.
Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Thank you, Jean, and good morning everyone. I will begin by discussing our first quarter financial statements, starting with the income statement.
Income Statement
In the first quarter, we generated revenues of $585 million, reflecting lower external deliveries. Furthermore, 29% of our Rail Products Group revenues were eliminated as they went into our internal lease fleet. Our GAAP EPS from continuing operations was $0.29 in the quarter. We benefited in the quarter from lower corporate, interest, and tax expenses.
Cash Flow Statement
Moving to the cash flow statement, our quarterly cash from continuing operations was $78 million, and our net gains on lease portfolio sales were $6 million in the quarter. We invested $9 million in operating and administrative capital expenditures. We returned $33 million to shareholders in the quarter, $25 million through our quarterly dividend and $8 million in share repurchases.
Our balance sheet is positioned for value creation and provides flexibility in an uncertain market. We have $920 million of liquidity through our cash, revolver, and warehouse availability. Our loan-to-value of 66.2% on our wholly-owned fleet is within our target range of 60% to 70%.

Guidance
Now I want to talk about the expectations for the rest of 2025. As Jean noted, there is uncertainty in the market. We know the demand for railcars is out there given the aging profile of the fleet and solid inquiries we continue to receive from our customers. The pace at which these inquiries are converting to orders is slower than expected. We are lowering our full year industry delivery guidance to approximately 28,000 to 33,000 railcars. Our full year guidance assumes additional orders are received for delivery this year. Based on what is currently in our backlog and being manufactured, we expect the second quarter to be a low point for the year but expect production, deliveries, and subsequently earnings to pick up as we move into the back half of the year. Rail Products Group margins will be impacted by lower volumes and margin compression on new orders. Our current view is segment operating margin will be between 5-6% for the year.
We are leaving our capital expenditure guidance for the year unchanged – $45 million to $55 million for operating and administrative capex and $300 million to $400 million for net fleet investment. Net fleet investment guidance assumes a pickup in demand in the near term.
The operating performance and cash flow generation of the lease fleet remains strong. We see opportunities for lease fleet investments and expect continued strength in our fleet utilization. Lease rates are driven by many factors, but the most important is a balanced fleet, meaning there is not an excess of supply. This allows for rational and higher lease rates. In the current environment, the North American railcar fleet is in balance, evidenced by fleet utilization, rising lease rates, and renewal success rates. Furthermore, general inflationary pressure will drive new railcar prices upward, which will allow lessors to raise lease rates.
And finally, we are refining our full year EPS guidance to a range of $1.40 to $1.60 per share. Our lease fleet continues to perform favorably, and our customers are holding onto their existing fleets as they continue to need the railcars in their fleets. This provides a predictable base load of cash flow and earnings.
The long-term fundamentals of our franchise remain intact. Our platform has the ability to generate significant cash and above average shareholder returns based on the strength of the hard assets in our lease fleet and a value proposition to our customers that is unmatched.
Operator, we are now ready to take our first question.

(after Q&A)
E. Jean Savage
Chief Executive Officer and President
Well, thank you for joining us today. As we stated today, although customers are taking longer to make ordering decisions, which will impact short-term performance, we remain confident in the long-term fundamentals of the business. Our platform is unparalleled, and we have implemented necessary changes to our business to ensure we can generate strong returns through the cycle. We look forward to sharing our progress with you next quarter.